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                                                                    EXHIBIT 3.20



                          CERTIFICATE OF INCORPORATION
                                       OF
                      LADNER COMMUNICATIONS HOLDING CORP.


         The undersigned Delaware corporation, for the purpose of organizing a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                                   ARTICLE 1
                                      NAME

         The name of the Company is Ladner Communications Holding Corp.

                                   ARTICLE 2
                               REGISTERED OFFICE

         The address of the registered office of the Company shall be 229 South State Street, Dover, Kent County, Delaware. The name of the registered agent is United States Corporation Company.

                                   ARTICLE 3
                                    PURPOSES

         The purpose of Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Company shall have the following purposes, objects and powers:

         To develop, acquire, own and operate radio, television or other broadcast properties and to engage in all activities deemed by the Company to be necessary, advisable and attendant thereto.

                                   ARTICLE 4
                                     STOCK

         The total number of shares of all classes of stock which the Company shall have authority to issue is 100,000 shares, all of which shares shall be Common Stock (the "Common Stock"), par value $.01 per share.

         Except as otherwise stated in this Certificate of Incorporation, or as otherwise required by law, (i) each share of Common Stock of the Company shall be equal in all respects to each other share of Common Stock and (ii) the holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held with respect to all matters as to which the Common Stock is entitled to be voted.
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         The holders of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

         No shareholder shall be entitled to pre-emptive rights with respect to any shares of capital stock issued by the Company.

Undesignated Common Stock

         The Company shall have 90,000 shares of undesignated Common Stock.

Non-voting Common Stock

         The remaining 10,000 shares of authorized Common Stock shall be designated Non-voting Common Stock and shall not be entitled to vote upon any matter.

         1. Dividends and Distributions. The shares of Non-voting Common Stock shall be entitled to receive dividends on a parity with the Company's undesignated Common Stock, if and when dividends are declared and paid with respect to the Common Stock. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Non-voting Common Stock shall be entitled to share in distributions on a pro rata basis with the holders of the undesignated Common Stock.

         2. Optional Conversion. Each share of Non-voting Common Stock may be converted into one share of undesignated Common Stock at any time, so long as it does not result in BancBoston Capital Inc., a Massachusetts corporation, together with its affiliates, being deemed the beneficial owner of greater than 4.9% of the outstanding shares of all classes or series of Common Stock entitled to vote. The holder of Non-voting Common Stock shall notify the Company of its intention to convert such stock in writing, mailed or delivered to the principal office of the Company, setting forth the number of shares to be converted and such shares shall be deemed converted upon receipt by the Company of such notice.

         3. Automatic Conversion. Each share of Non-voting Common Stock, automatically and without further action by the holder or the Company will be converted into one share of undesignated Common Stock, upon its transfer to a beneficial owner other than BancBoston Capital Inc. or an affiliate of BancBoston Capital Inc.

         4.      Anti-dilution Adjustments.

                 (A) Effect of "Split-ups" and "Split-downs" and Certain Dividends. In case at any time or from time to time the Company shall subdivide as a whole, by reclassification, by the issuance of a stock dividend on the undesignated Common Stock payable in Common Stock, or otherwise, the number of shares of undesignated Common Stock then outstanding into a greater number of shares of undesignated Common Stock, with or without par value, the number of shares of undesignated Common Stock into which the Non-voting Common Stock may be converted,





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together with any outstanding shares of Non-voting Common Stock, shall be increased proportionately. In case at any time or from time to time the Company shall consolidate as a whole, by reclassification or otherwise, the number of shares of undesignated Common Stock then outstanding into a lesser number of shares of undesignated Common Stock, with or without par value, the number of shares of undesignated Common Stock into which the Non-voting Common Stock may be converted hereunder, together with any outstanding shares of Non-voting Common Stock, shall be reduced proportionately.

                 (B) Effect of Merger or Consolidation. In case the Company shall, while any Non-voting Common Stock remains outstanding, enter into any consolidation with or merge into any other corporation wherein the Company is not the surviving corporation, or sell or convey its property as an entirety or substantially as an entirety, and in connection with such consolidation, merger, sale or conveyance, shares of stock or other securities shall be issuable or deliverable in exchange for the Common Stock of the Company, the Non-voting Common Stock shall thereafter be entitled to receive the number of the shares of stock, other securities or other consideration to which the number of shares of undesignated Common Stock obtainable upon conversion of his Non-voting Common Stock would have been entitled at the time of such consolidation, merger, sale or conveyance (in lieu of the number of shares of undesignated Common Stock into which such holder would have been entitled to convert his shares of Non-voting Common Stock immediately prior to such consolidation, merger, sale or conveyance). In case of any such consolidation, merger, sale or conveyance, appropriate provision (as determined by a resolution of the Board of Directors of the Company) shall be made with respect to the rights and interests thereafter of the holders of the Non-Voting Common Stock, to the end that all the provisions of this Restated Certificate of Incorporation (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities.

                 (C) Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Company (except as provided above in Paragraphs 4(A) and (B)), while Non-voting Common Stock remains outstanding, a holder of Non-voting Common Stock shall thereafter be entitled to receive the number of shares of stock of any class or classes or other securities property to which the number of undesignated Common Stock obtainable upon conversion of his Non-voting Common Stock would have been entitled at the time of such reorganization or reclassification (in lieu of the number of shares of Common Stock into which such holder would have been entitled to convert his shares of Non-voting Common Stock immediately prior to such reorganization or reclassification). In case of any such capital reorganization or reclassification, appropriate provision (as determined by resolution of the Board of Directors of the Company) shall be made with respect to the rights and interests thereafter of the holders of the Non-voting Common Stock, to the end that all the provisions of this Restated Certificate of Incorporation (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

                 (D) Determination by the Board of Directors. All determinations by the Board of Directors of the Company under the provisions of this Section 4 shall be made in good faith with due regard to the interests of the holders of the Non-voting Common Stock and in accordance with good financial practice, and all valuations made by the Board of Directors of the Company under the





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terms of this Section 4 must be made with due regard to any market quotations of securities involved in, or related to, the subject of such valuation.

                 (E) Reservation of Common Stock. The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of Non-voting Common Stock as herein provided, such number of shares of undesignated Common Stock as shall then be issuable upon the conversion of all authorized shares of Non-voting Common Stock. The Company will not take any action which would require an adjustment under this Section 4, if after such action, the total number of shares of undesignated Common Stock issued and issuable upon conversion of the Non-voting Common Stock would exceed the total number of shares of undesignated Common Stock then authorized by this Restated Certificate of Incorporation.

                                   ARTICLE 5
                                  INCORPORATOR

         The name and mailing address of the incorporator are as follows:

                        Name                         Mailing Address

         Osborn Communications Corporation        757 Third Avenue, Suite 1806
                                                  New York, New York  10017

                                   ARTICLE 6
                                   MANAGEMENT

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and shareholders:

                 (1) The number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.

                 (2) The Board of Directors shall have power to make, alter, amend, change, add to or repeal the By-Laws of the Company; to fix and vary the amount of Common Stock to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                 (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful





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quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the shareholders as though it had been approved or ratified by every shareholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

                 (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any By-Laws from time to time; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Law had not been made.

                                   ARTICLE 7
                                INDEMNIFICATION

         The Company shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Act, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Act is amended after approval by the shareholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Act, as so amended. Any repeal or modification of the foregoing portion of this Section by the shareholders shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.





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                                   ARTICLE 8
                        COMMUNICATIONS ACT REQUIREMENTS

         In accordance with the Federal Communications Act of 1934, as amended (the "Communications Act"), and regulations of the Federal Communications Commission (the "FCC Regulations"), the Board of Directors of the Company may:
(a) prohibit the ownership or voting of more than 20% of the Company's outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country (collectively "Aliens"), or by or for corporations of which any officer is an Alien, more than one-fourth of its directors are Aliens, or of which more than one-fourth of its capital stock is owned of record or voted by Aliens; (b) prohibit any transfer of the Company's capital stock which would cause more than 20% of the Company's outstanding capital stock to be owned or voted by or for any person or entity designated in foregoing clause (a); and (c) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause the Company to violate or otherwise result in violation of any provision of the Communications Act or the FCC Regulations.

                                   ARTICLE 9
                           COMPROMISE OR ARRANGEMENT
                               OR REORGANIZATION

         Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its shareholders or any clan of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Company, as the case may be, and also on this Company.

                                   ARTICLE 10
                              UNCLAIMED DIVIDENDS

         Any and all right, title, interest and claim in or to any dividends declared by the Company, whether in cash, stock, or otherwise, which are unclaimed by the shareholder entitled thereto for a period of six years after the close of business on the payment date, shall be deemed to be extinguished and abandoned; any such unclaimed dividends in the possession of the Company, its





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transfer agents, or other agents or depositories, shall at such time become the absolute property of the Company, free and clear of any and all claims of any persons whatsoever.

                                   ARTICLE 11
                                   AMENDMENT

         The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

         IN WITNESS WHEREOF, the undersigned corporation, acting as Incorporator, has caused this Certificate of Incorporation to be signed this 4th day of May, 1987.

                                        OSBORN COMMUNICATIONS CORPORATION
                                        Incorporator
Attest:


/s/ Josephine N. Osborn                 By:/s/ Frank D. Osborn
----------------------------------      ---------------------------------------
Secretary                                      Frank D. Osborn
                                               President





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